Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is made and entered into as of the Effective Date (as defined in Section 1(a)(iv) below) by and between SOFTBANK Corp., a Japanese corporation (“SOFTBANK Parent”), on behalf of itself and all its related entities (collectively “SOFTBANK” as defined in Section 1(a)(i) below) on the one hand, and Ariba, Inc., a Delaware corporation, on behalf of itself and all its related entities (collectively “Ariba” as defined in Section 1(a)(ii) below) on the other hand.

WHEREAS, SOFTBANK Parent, SOFTBANK BB Corp. (the successor in interest to SOFTBANK EC Holdings Corp., SOFTBANK E-Commerce Corp., and SOFTBANK Commerce Corporation) (“SOFTBANK BB”), Ariba, Inc. and Nihon Ariba K.K. (“Nihon Ariba”) entered into the following agreements, each (except for the Master Alliance Agreement identified in item 5 below) dated October 19, 2000 (collectively, including the Master Alliance Agreement, the “Original Agreements”):

1.	Stock Purchase Agreement by and among SOFTBANK Parent, SOFTBANK E-Commerce Corp. (“SOFTBANK EC”), and Nihon Ariba;

2.	Shareholders Agreement by and among SOFTBANK Parent, SOFTBANK EC, Ariba, Inc., and Nihon Ariba;

3.	Software License Agreement by and between Ariba, Inc. and Nihon Ariba;

4.	Letter agreement by and between SOFTBANK Parent and Ariba, Inc.; and

5.	Master Alliance Agreement by and between SOFTBANK Commerce Corporation (“SOFTBANK CC”) and Nihon Ariba, dated April 1, 2001 (the “Master Alliance Agreement”), including the Attachment for Reselling and the Addendum to the Attachment for Reselling; Appointment of Dealers, each of the same date; and

WHEREAS, SOFTBANK Parent, SOFTBANK Korea Co., Ltd. (“SOFTBANK Korea”), Ariba, Inc., and Ariba Korea, Ltd. (“Ariba Korea”) entered into the following agreements, each (except for the Software License Agreement identified in item 4 below) dated March 29, 2001 (collectively, including the Software License Agreement, the “Korea Agreements”):

1.	Stock Purchase Agreement by and among SOFTBANK Parent, SOFTBANK Korea, Ariba, Inc., and Ariba Korea;

2.	Shareholders Agreement by and among SOFTBANK Parent, SOFTBANK Korea, Ariba, Inc., and Ariba Korea;

3.	Letter agreement by and among SOFTBANK Parent, SOFTBANK Korea, Ariba, Inc., and Ariba Korea; and

4.	Software License Agreement by and between Ariba Technologies Ireland, Limited, and Ariba Korea, dated April 27, 2001; and

WHEREAS, SOFTBANK Parent, SOFTBANK BB, Ariba, Inc., and Nihon Ariba entered into the following agreements, each dated December 10, 2001, in order to amend, supplement and/or replace the Original Agreements (collectively, the “Amended Agreements”):

1.	Amendment No. 1 to Stock Purchase Agreement by and among SOFTBANK Parent, SOFTBANK EC Holdings Corp. (“SOFTBANK ECH”), and Nihon Ariba;

2.	First Amended and Restated Shareholders Agreement by and among SOFTBANK Parent, SOFTBANK ECH, Ariba, Inc., and Nihon Ariba;

3.	Distribution Agreement by and between Ariba, Inc. and Nihon Ariba;

4.	Amended and restated letter agreement by and between SOFTBANK Parent and Ariba, Inc.;

5.	Standby Purchase Agreement by and between SOFTBANK ECH, Ariba, Inc., and Nihon Ariba;

6.	Release, Reimbursement and Payment Agreement by and among SOFTBANK Parent, SOFTBANK ECH, Ariba, Inc., and Nihon Ariba; and

7.	Amended Master Alliance Agreement by and between Nihon Ariba and SOFTBANK CC, including the Attachment for Reselling and the Addendum to the Attachment for Reselling; Appointment of Dealers; and

WHEREAS, SOFTBANK ECH, Ariba, Inc. and Nihon Ariba entered into the First Amendment to Standby Purchase Agreement dated June 30, 2002; and

WHEREAS, on June 23, 2003 Ariba, Inc. filed a Demand for Arbitration against SOFTBANK Parent and SOFTBANK ECH, JAMS Ref. No. 1100039054, demanding that certain payments claimed to be due under the Amended Agreements be made (the “Nihon Ariba Arbitration”); and

WHEREAS, SOFTBANK Parent and SOFTBANK BB disputed their obligations to make the payments sought by Ariba, Inc. in the Nihon Ariba Arbitration and filed a Counterdemand for Arbitration against Ariba, Inc. asserting claims that Ariba, Inc. fraudulently induced them to sign the Original Agreements and Amended Agreements, breached the implied covenant of good faith and fair dealing, and breached its fiduciary duty to them; and

WHEREAS, on November 11, 2003 the arbitration panel in the Nihon Ariba Arbitration issued an Interim Award ordering SOFTBANK Parent and SOFTBANK BB to deliver to an interim account those funds at issue in Ariba, Inc.’s Demand for Arbitration (“Interim Award”); and

WHEREAS, Nihon Ariba currently holds in a segregated account those funds (approximately US$43,000,000.00) delivered by SOFTBANK Parent pursuant to the Interim Award, and SOFTBANK and Ariba are in dispute over the rights to those funds; and

WHEREAS, on January 28, 2004 SOFTBANK Parent and SOFTBANK Korea filed a Demand for Arbitration against Ariba, Inc. and Ariba Korea, AAA Case No. 50 T 168 00059 04, asserting claims of fraudulent inducement, breach of contract, breach of the implied covenant of good faith and fair dealing, and breach of fiduciary duty (the “Ariba Korea Arbitration”); and

WHEREAS, Ariba, Inc. filed a Counterdemand for Arbitration against SOFTBANK Parent and SOFTBANK Korea in the Ariba Korea Arbitration demanding that certain payments claimed to be due under the Korea Agreements be made; and

WHEREAS, the Parties desire to avoid the expense and uncertainty of litigation and therefore desire to settle the Nihon Ariba Arbitration and the Ariba Korea Arbitration, and any and all other existing or potential claims and disputes, known or unknown, between the Parties;

WHEREAS, on or about June 16, 2004, SOFTBANK Parent and Ariba, Inc. signed a Mediator’s Proposal (“Mediator’s Proposal”) and agreed to be bound to certain settlement terms set forth in the Mediator’s Proposal; and

NOW, THEREFORE, in consideration of the representations, releases, warranties, covenants and agreements contained in this Settlement Agreement, the Parties (as defined in Section 1(a)(iii) below) hereby stipulate and agree as follows:

1. Definitions.

a) For all purposes of this Settlement Agreement:

(i)	“SOFTBANK” shall mean SOFTBANK Corp. and all of its current and former parents, divisions, majority-owned subsidiaries, affiliates (including SOFTBANK BB, SOFTBANK EC, SOFTBANK CC, SOFTBANK Korea, SOFTBANK ECH, Dee Corp., and Dee Service Corp.) and each of their respective predecessors, successors, and current and former officers, directors, shareholders, employees, agents, attorneys, insurers, and representatives;

(ii)	“Ariba” shall mean Ariba, Inc. and all of its current and former parents, divisions, majority-owned subsidiaries, affiliates (including Nihon Ariba and Ariba Korea) and each of their respective predecessors, successors, and current and former officers, directors, shareholders, employees, agents, attorneys, insurers, and representatives;

(iii)	“Parties” shall mean SOFTBANK and Ariba, collectively, and “Party” shall mean SOFTBANK and Ariba, each, individually;

(iv)	the “Effective Date” shall be the date, in the United States, on which the last of the Parties executes this Settlement Agreement;

(v)	“Business Day” shall mean a day on which commercial banks in both the United States and Japan are generally open to conduct their regular banking business; and

(vi)	“Dollars,” “DOLLARS” and “US$” shall mean the lawful currency of the United States of America.

2. Payment. Within five (5) Business Days after the Effective Date, the Parties will take the following steps and make the following payments:

a) Ariba.

i. Ariba will deliver to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (the “Ariba Escrow Agent”), or will cause Nihon Ariba to deliver to the Ariba Escrow Agent, Forty-Three Million Dollars (US$43,000,000.00). Such delivery shall be made from the funds previously delivered by SOFTBANK pursuant to the Interim Award, and shall be made by wire transfer of immediately available funds to the account (the “Ariba Escrow Account”) established by Ariba as the Ariba Escrow Account pursuant to the escrow agreement to be entered into among the Parties, the Ariba Escrow Agent and Morrison & Foerster LLP (the “SOFTBANK Escrow Agent”), dated as of the Effective Date, and substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Ariba Escrow Agent shall give notice by electronic mail and facsimile to the SOFTBANK Escrow Agent of the completed wire transfer, as provided for under the Escrow Agreement.

ii. Ariba will deliver to the Ariba Escrow Agent, or will cause Nihon Ariba and/or Ariba Korea to deliver to the Ariba Escrow Agent, Three Million Five Hundred Thousand Dollars (US$3,500,000.00). Such delivery shall be made by wire transfer of immediately available funds to the Ariba Escrow Account, pursuant to the Escrow Agreement. The Ariba Escrow Agent shall give notice by electronic mail and facsimile to the SOFTBANK Escrow Agent of the completed wire transfer, as provided for under the Escrow Agreement.

b) SOFTBANK.

i. SOFTBANK will deliver to the SOFTBANK Escrow Agent Twenty Million Dollars (US$20,000,000.00) which represents payment under the Master Software License Agreement attached hereto as Exhibit B (the “MSLA”). These payment instructions supersede any contrary or conflicting payment instructions in the MSLA. Such delivery shall be made by wire transfer of immediately available funds to the account (the “SOFTBANK Escrow Account”) established by SOFTBANK as the SOFTBANK Escrow Account pursuant to the Escrow Agreement. The SOFTBANK Escrow Agent shall give notice by electronic mail and facsimile to the Ariba Escrow Agent of the completed wire transfer, as provided for under the Escrow Agreement.

ii. In full and complete satisfaction of any fees outstanding and unpaid as of the Effective Date for TSS or technical support services that may be due and payable to Nihon Ariba for the provision of such services for any period prior to the Effective Date to SOFTBANK, Dee Corp. or any customers of Dee Corp., SOFTBANK will deliver to the SOFTBANK Escrow Agent Five Hundred Fifty Thousand Dollars (US$550,000.00). Such delivery shall be made by wire transfer of immediately available funds to the SOFTBANK Escrow Account established by SOFTBANK as the SOFTBANK Escrow Account pursuant to the Escrow Agreement. The SOFTBANK Escrow Agent shall give notice by electronic mail and facsimile to the Ariba Escrow Agent of the completed wire transfer, as provided for under the Escrow Agreement.

c) On the Business Day immediately following the day on which each of the Ariba Escrow Agent and the SOFTBANK Escrow Agent has provided notice of its receipt of funds as provided in Section 2(a) or Section 2(b), as applicable, in accordance with the Escrow Agreement (such date, the “Transfer Date”), (1) the Ariba Escrow Agent shall transfer Forty-Six Million Five Hundred Thousand Dollars (US$46,500,000.00) to SOFTBANK, and (2) the SOFTBANK Escrow Agent shall transfer Twenty Million Five Hundred Fifty Thousand Dollars (US$20,550,000.00) to Ariba, to the accounts specified for such purpose under, and in accordance with the terms of, the Escrow Agreement.

3. Dismissal with Prejudice. Within five (5) Business Days after each of the payments provided for in Section 2(c) have been made, the Parties shall voluntarily dismiss the Nihon Ariba Arbitration and the Ariba Korea Arbitration, with prejudice and without costs to any Party, by executing Stipulations of Voluntary Dismissal with Prejudice in the forms attached hereto as Exhibit C and Exhibit D (the “Dismissal Stipulations”), and delivering the executed Dismissal Stipulations to the respective Panels and administrators of the Nihon Ariba Arbitration and the Ariba Korea Arbitration. The first date on which the executed Dismissal Stipulations are delivered by SOFTBANK and Ariba to the respective Panels and administrators of both the Nihon Ariba Arbitration and the Ariba Korea Arbitration shall be the “Dismissal Date.”

4. Transfer of Equity Interest. SOFTBANK Parent represents and warrants that SOFTBANK Parent, SOFTBANK BB and SOFTBANK Korea are the only SOFTBANK entities or affiliates that own any equity interests in Nihon Ariba and/or Ariba Korea and that said interests are set forth in Schedule 1. SOFTBANK Parent hereby agrees to execute, and cause SOFTBANK BB and SOFTBANK Korea to execute, on the Transfer Date, the Stock Purchase Agreement, substantially in the form attached hereto as Exhibit E. SOFTBANK Parent hereby agrees to transfer, and agrees to cause SOFTBANK BB and SOFTBANK Korea each to transfer, their equity interests in Nihon Ariba and Ariba Korea to Ariba in accordance with the Stock Purchase Agreement and in consideration of the payment to SOFTBANK pursuant to Section 2(a)(ii), above, but subject to (and effective upon) SOFTBANK’s receipt of Ariba’s payment as provided in Section 2(a)(ii), above.

5. Minority Buyout.

a) Cooperation. During the Buyout Period (defined in Section 5(b), below), Ariba and SOFTBANK shall use commercially reasonable efforts to work together to reach agreement with the minority investors in Nihon Ariba listed in Schedule 2 (the “Minority Holders”) for the purchase by Ariba of the equity interests in Nihon Ariba held by the Minority Holders. The negotiations concerning Ariba’s purchase of the equity interests of the Minority

Holders shall be conducted by Ariba or Nihon Ariba, provided, however, that during the Buyout Period SOFTBANK shall have the right to participate in all such negotiations unless the Minority Holders request otherwise. The right to participate in negotiations shall include, but will not be limited to, participation in initial meetings and initial phone calls with Minority Holders to discuss Ariba’s offer to purchase said equity interests, and an opportunity to review any written initial proposal to the Minority Holders regarding Ariba’s offer to purchase said equity interests.

b) Floor Buyout Price. Ariba agrees that it will offer to buy each Minority Holder’s shares of Nihon Ariba stock, for cash payable at closing, in a minimum amount as listed on Schedule 3 (the “Minimum Price”). Ariba further agrees that it will stand ready to purchase shares in Nihon Ariba from each Minority Holder at the Minimum Price for at least four months commencing on the date the offer is first communicated to the respective Minority Holder (“Buyout Period”). Ariba’s cost of all purchases of the equity interests in Nihon Ariba held by the Minority Holders, and any and all expenses relating thereto incurred by Ariba, shall be borne solely by Ariba. Notwithstanding anything in this Section 5(b) to the contrary, Ariba may, but is not obliged to, pay a cash dividend to the Minority Holders (“Dividend”). In such a case, the Minimum Price offered during the Buyout Period shall be adjusted downward by the amount of the Dividend actually paid.

c) No Side Deals. Ariba represents and warrants that, during the Buyout Period, it will not make the purchase of any Minority Holder’s equity in Nihon Ariba pursuant to this Section 5 contingent upon the consummation of any transaction for the purchase or use of Ariba software or services by such Minority Holder. Nothing in this Section 5(c) shall be interpreted to prohibit Ariba or its subsidiaries from providing services or software in the ordinary course of business in competition with SOFTBANK.

d) Fair Treatment. Ariba and SOFTBANK acknowledge that both parties to this Settlement Agreement have an interest in maintaining good relations with the Minority Holders. Both Ariba and SOFTBANK agree that during the Buyout Period they will treat the Minority Holders with courtesy and respect, and in accordance with commonly accepted business customs and etiquette.

e) No Guarantee Buyout Will Succeed. Ariba makes no representation that it will be able to achieve a complete or even a partial buyout of the Minority Holders’ interests during the Buyout Period or at all.

f) List of Minority Investors Complete. Ariba represents and warrants that to the best of its knowledge the Minority Holders set forth on Schedule 2, along with the SOFTBANK affiliates listed on Schedule 1, are a full and complete list of the minority investors in Nihon Ariba as of the Effective Date. SOFTBANK represents and warrants that it is not aware of any other minority investors with equity interests in Nihon Ariba other than the Minority Holders set forth on Schedule 2 and the SOFTBANK affiliates listed on Schedule 1.

6. License to Use Ariba Software. SOFTBANK agrees to enter into the MSLA with Ariba. SOFTBANK shall execute the MSLA on the same date that SOFTBANK executes this Settlement Agreement. This Settlement Agreement shall not be effective until both it and the MSLA have been executed and the payment described in Section 2(b)(i), above, has been received by Ariba.

7. Termination of Agreements. All agreements entered into by and between SOFTBANK and Ariba (including, but not limited to the Original Agreements, the Korea Agreements, the Amended Agreements, and agreements with “Terminated Sourcing Customers” listed on Schedule 5) shall be terminated as of the Dismissal Date, and all rights and obligations created or imposed by such agreements shall be null and void, including any rights or obligations that are expressly stated in such agreements to survive termination. Nothing contained in this Settlement Agreement is intended to terminate any unexpired and otherwise valid sublicenses entered into between SOFTBANK and any of its customers for the Ariba Buyer product listed on Schedule 4 (the “Existing SOFTBANK Sublicensees”), the construction of which shall be limited to the descriptions set forth in Schedule 4, nor to terminate any unexpired and otherwise valid agreement to provide Existing SOFTBANK Sublicensees with maintenance and technical support services relating to any Ariba software product pursuant to Section 9(c) below.

8. Resignation of SOFTBANK Directors at Nihon Ariba and Ariba Korea. SOFTBANK shall assist Ariba, Nihon Ariba and Ariba Korea in effectuating the resignations of all SOFTBANK designees that are currently members of the Board of Directors of Nihon Ariba and Ariba Korea as listed on Schedule 6. Such assistance shall include, without limitation, the signing of all paperwork provided by Ariba necessary to effectuate the resignations.

9. Existing and Terminated SOFTBANK Customers.

a) Existing and Terminated SOFTBANK Customers. SOFTBANK represents and warrants that the Existing SOFTBANK Sublicensees listed on Schedule 4 are the only customers to whom or for whose benefit SOFTBANK or any of its affiliates, subsidiaries or authorized subdistributors have sublicensed or sold any Ariba product, except for the Terminated Sourcing Customers listed on Schedule 5. The licenses for the Terminated Sourcing Customers were purchased by Dee Service Corp. for the benefit of the Terminated Sourcing Customers and are hereby terminated by this Settlement Agreement. Both Schedule 4 and Schedule 5 shall include the name of each customer, the name of the products or sublicense sold, and the term of license originally granted for each customer. SOFTBANK represents and warrants that the Terminated Sourcing Customers listed on Schedule 5 are the only customers for whose benefit SOFTBANK (or any SOFTBANK subsidiary) has purchased Ariba Sourcing licenses. SOFTBANK represents and warrants that the agreements with the Existing SOFTBANK Sublicensees and Terminated Sourcing Customers have complied with all of the terms of the reseller agreements between SOFTBANK or any of its affiliates or subsidiaries and Ariba, except that the SOFTBANK contracting party may have been Dee Corp. or Dee Service Corp. as opposed to the authorized “Alliance Partner” under the Master Alliance Agreement dated December 10, 2001.

b) Solicitation. SOFTBANK agrees that Ariba may solicit any of the Existing SOFTBANK Sublicensees or Terminated Sourcing Customers to license directly with Ariba for Ariba software and/or services. SOFTBANK agrees to cooperate in good faith with Ariba and to use commercially reasonable efforts in the transition to Ariba of any Existing SOFTBANK

Sublicensees or Terminated Sourcing Customers who wish to license directly with Ariba for Ariba software and/or services. Ariba and SOFTBANK agree that except as specifically set forth in this Section 9(b), they shall be entirely free to compete against one another. Ariba agrees that SOFTBANK shall have no obligation to market or sell services based on the software licensed to SOFTBANK pursuant to the MSLA, above, and that SOFTBANK and its affiliates, subsidiaries and authorized subdistributors are free to sell competitive software and/or services or the Ariba Sourcing software (pursuant to the terms of the MSLA) to the Existing SOFTBANK Sublicensees, the Terminated Sourcing Customers or any other third party.

c) Technical Support Services Agreements with Existing SOFTBANK Customers. SOFTBANK represents and warrants that it entered into agreements with certain Existing SOFTBANK Sublicensees pursuant to which SOFTBANK agreed to provide such customers with maintenance and technical support services relating to any Ariba software product (the “Existing SOFTBANK Customer Technical Support Services Agreements”) and that the list attached hereto as Schedule 7 and incorporated herein by reference accurately identifies all of the Existing SOFTBANK Customer Technical Support Services Agreements entered into by SOFTBANK, all Ariba products which are covered by such Existing SOFTBANK Customer Technical Support Services Agreements, and the expiration date for SOFTBANK’s support obligation under each such Existing SOFTBANK Customer Technical Support Services Agreement that remains in effect. SOFTBANK also represents that Schedule 7 includes for each customer an accurate primary contact name, the annual fees paid for such technical support services, the identity of the supporting partner (if any) assisting SOFTBANK in providing such support and the approximate number of support cases reported by each customer since January 2004. Nothing contained in this Settlement Agreement is intended to terminate any unexpired and otherwise valid Existing SOFTBANK Customer Technical Support Services Agreement. SOFTBANK covenants that it will not renew, extend or contest in any way the termination or cancellation of any of the Existing SOFTBANK Customer Technical Support Services Agreements without receiving express written permission from Ariba in advance of such proposed action. SOFTBANK agrees that Ariba may solicit any of the Existing SOFTBANK Sublicensees to contract directly with Ariba for technical support services for Ariba software. SOFTBANK and Ariba further agree to cooperate in good faith and to use commercially reasonable efforts to transition from SOFTBANK’s subsidiary Dee Corp. to Ariba at the earliest date possible all technical support services currently provided for Ariba products by Dee Corp. to Existing SOFTBANK Sublicensees. Ariba, however, will have no obligation to provide such services or effectuate such transition unless Ariba receives the appropriate technical support services fees as designated by Ariba and signs agreements acceptable to Ariba for technical support services with Existing SOFTBANK Sublicensees. In the case where first tier technical support services are provided not by SOFTBANK, but instead by the companies listed on Schedule 8 (“SOFTBANK’s Partners”), SOFTBANK’s Partners shall continue to provide first tier technical support services for the duration of the existing technical support services agreements, until or unless Ariba agrees with the SOFTBANK Partners to transition the provision of support services from the SOFTBANK Partners to Ariba.

d) Subdistributor Agreements. SOFTBANK represents and warrants that it has not entered into any agreements purporting to permit any person or entity to act as a subdistributor or reseller of Ariba software products.

10. Mutual General Release of Claims.

a) As used in this Settlement Agreement, “Claims” shall mean: all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, known or unknown, in law or equity, including, without limitation, any that arise out of or relate in any way to the Original Agreements, the Korea Agreements, the Amended Agreements, the Nihon Ariba Arbitration or the Ariba Korea Arbitration.

b) Ariba, on behalf of itself and each of its predecessors, successors, parents, subsidiaries, affiliates, assigns, heirs, executors, administrators, agents, insurers, directors, officers, employees, representatives, associates, and attorneys, for good and valuable consideration receipt of which is hereby acknowledged, hereby releases and forever discharges SOFTBANK and each of its predecessors, successors, parents, subsidiaries, affiliates, assigns, heirs, executors, administrators, agents, insurers, directors, officers, employees, representatives, associates, and attorneys from all Claims, except any that arise out of or relate solely to this Settlement Agreement, the MSLA, the Stock Purchase Agreement referred to in Section 4 of this Settlement Agreement or the Escrow Agreement, which Ariba, its successors, affiliates and assigns ever had, now have or hereafter can, shall, or may have against SOFTBANK, or any of them, for, upon, or by reason of any matter, cause or thing whatsoever.

c) SOFTBANK, on behalf of itself and each of its predecessors, successors, parents, subsidiaries, affiliates, assigns, heirs, executors, administrators, agents, insurers, directors, officers, employees, representatives, associates, and attorneys, for good and valuable consideration receipt of which is hereby acknowledged, hereby releases and forever discharges Ariba and its predecessors, successors, parents, subsidiaries, affiliates, assigns, heirs, executors, administrators, agents, insurers, directors, officers, employees, representatives, associates, and attorneys from all Claims, except any that arise out of or relate solely to this Settlement Agreement, the MSLA, the Stock Purchase Agreement referred to in Section 4 of this Settlement Agreement or the Escrow Agreement, which SOFTBANK, its successors, affiliates and assigns ever had, now have or hereafter can, shall, or may have against Ariba or any of them, for, upon, or by reason of any matter, cause or thing whatsoever.

d) Each Party expressly covenants not to bring, voluntarily participate in, or assist any third party in bringing, any lawsuit, claim or other cause of action against any of the other Parties that is in any way related to any Claim released under this Settlement Agreement.

e) Waiver of California Civil Code Section 1542. The Parties waive any and all application of California Civil Code Section 1542. The Parties acknowledge that each received competent and independent legal advice with respect to the meaning and effect of waiving California Civil Code Section 1542, and is aware of and understands the provisions of that Section, which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The Parties understand and acknowledge that they may hereafter discover facts relating to the Claims released herein in addition to or different from those which they believed to be true on the date of execution of this Settlement Agreement, and the Claims released herein shall nonetheless be deemed to be fully, finally, and forever settled and released upon the execution of this Settlement Agreement, without regard to the subsequent discovery or existence of additional or different facts.

f) The releases granted in this Section 10 shall be effective as of the Dismissal Date.

11. Confidentiality. The Parties acknowledge and agree that the Nihon Ariba Arbitration is governed by a Confidentiality Order attached hereto as Exhibit F that shall remain in effect. The Parties agree not to discuss, disclose, publish, or allow any of their respective officers, directors, employees, agents, counsel, partners, associates, shareholders and other persons and entities within their control to disclose or publish any information regarding the Parties’ settlement negotiations or the promises, terms, and conditions of this Settlement Agreement, including, without limitation, the nature thereof and the consideration paid therefor, except to the extent that such disclosure:

a) may be required by valid order of any court of competent jurisdiction, by subpoena or otherwise by law including, but not limited to, disclosures required in connection with securities filings (including, but not limited to, disclosures required in connection with a periodic report, registration statement, or other disclosure required by the Securities Act of 1933 or Exchange Act of 1934, or analogous Japanese laws or regulations);

b) is necessary for the Parties to obtain advice or assistance from their respective accountants, financial advisors, insurers, attorneys, agents, or other advisors or services in connection with usual and customary business purposes, and then only upon confirmation from such persons or entities that they will maintain the confidentiality of and not disclose the terms of this Settlement Agreement to any other person or entity;

c) is necessary for the Parties to provide a response to their auditors, and then only upon confirmation from such persons that they will maintain the confidentiality of and not disclose the terms of this Settlement Agreement to any other person or entity;

d) may be used in connection with any action or proceeding between the Parties arising out of or relating to this Settlement Agreement. The Parties expressly agree that discussion and evidence of the terms of the Settlement Agreement shall be subject to disclosure and admissible in evidence in an action to enforce the Settlement Agreement; or

e) is agreed to in a mutual written agreement signed by the Parties.

12. Representations and Warranties of Parties. Each Party represents and warrants that it has the right and authority to execute and deliver this Settlement Agreement and to perform its obligations under this Settlement Agreement, and that it has obtained all approvals necessary to do so.

13. Dispute Resolution. This Settlement Agreement, and any disputes arising out of or relating to this Settlement Agreement, shall be governed by and construed in accordance with the laws of the State of California. The Parties shall attempt to resolve all disputes between the Parties arising out of or relating to this Settlement Agreement amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved thereby within a period of thirty (30) days after such notice has been given, such dispute shall be finally resolved by binding arbitration in San Francisco, California, using the English language in accordance with the Arbitration Rules and Procedures of JAMS then in effect. The Parties agree that Hon. Daniel Weinstein (Ret.) shall preside over the arbitration of any such dispute. In the event that Hon. Daniel Weinstein (Ret.) is not able to preside over the arbitration, the matter will be submitted to arbitration before Hon. Charles B. Renfrew (Ret.). If Hon. Charles B. Renfrew (Ret.) is not able to preside over the arbitration, the parties shall select an arbitrator in accordance with the arbitrator selection procedures set forth in the Arbitration Rules and Procedures of JAMS then in effect. The parties agree that the presiding arbitrator shall have the jurisdiction to resolve any disputes arising out of or relating to this Settlement Agreement, including, without limitation, disputes arising out of or relating to the MSLA, the Stock Purchase Agreement referred to in Section 4 of this Settlement Agreement or the Escrow Agreement. The parties further agree that any such disputes shall be resolved in accordance with the spirit and intent of the Parties in agreeing to this settlement and the Mediator’s Proposal. The Parties consent to the exercise of personal jurisdiction over each of them by the federal and state courts within the State of California for the purposes of enforcing any arbitration award that may result from arbitration proceedings instituted to resolve any disputes arising out of or related to this Settlement Agreement, or to prevent any threatened violation of this Settlement Agreement.

14. Notices and Other Communications. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by telex or telecopied (with receipt confirmation), or mailed, certified or registered mail, with postage prepaid and addressed to the Parties at their respective addresses shown below or at such other address as any Party may specify by written notice to the other Parties:

a)	If to SOFTBANK, to:

SOFTBANK Corp.
24-1, Nihonbashi-Hakozakicho
Chuo-ku, Tokyo 103-0015 JAPAN
Fax: +81-3-5641-3400
Attn: Mr. Masato Suzaki

with a copy to:

Morrison & Foerster, LLP
AIG Bldg., 11th Floor
1-1-3 Marunouchi
Chiyoda-ku, Tokyo 100-0005 JAPAN
Fax: +81-3-3214-6512
Attn: Mr. Ken Siegel & Mr. James E. Hough

b)	If to Ariba, to:

Ariba, Inc.
807 11th Avenue
Sunnyvale, CA 94089 USA
Fax: 1 (650) 390-1997
Attn: General Counsel and Chief Financial Officer

with a copy to:

Shearman & Sterling, LLP
525 Market Street, 15th Floor
San Francisco, CA 94105 USA
Fax: 1 (415) 616-1199
Attn: Mr. Jeffrey Facter

15. Further Actions to Effectuate Agreement. Each Party, without further consideration, agrees to execute and deliver such other documents and to take such other action necessary, convenient or desirable in the reasonable opinion of any other Party, to effect the provisions of this Settlement Agreement.

16. Severability. If any provision of this Settlement Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Settlement Agreement, which shall be fully severable, and given full force and effect.

17. No Oral Modifications. Each Party declares that this Settlement Agreement embodies the entire agreement and understanding among the Parties hereto and supersedes all prior agreements and understandings among the Parties relating to the subject matter hereof. Neither this Settlement Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by all of the Parties.

18. Counterparts. The Parties agree that this Settlement Agreement may be signed in counterparts, with each signature being affixed to separate pages, and that facsimile signatures shall have the same force and effect as original signatures.

19. Headings and Construction. The headings of the sections of this Settlement Agreement have been inserted for convenience of reference only, are not intended to restrict or modify any of the terms and provisions hereof. The conjunctions “and” and “or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of this Settlement Agreement all items which might otherwise be construed to be outside the scope of this Settlement Agreement. The use of the singular form of any word shall include the plural and the use of the plural form of any word shall include the singular.

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IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed by their respective duly authorized representatives:

SOFTBANK Corp.	Ariba, Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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